UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549
FORM 8‑K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934
July 17, 2017
 Date of report (Date of earliest event reported)
Condor Hospitality Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)
1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
4800 Montgomery Lane, Suite 220
Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
 (Registrant's Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01  Entry into a Material Agreement.
On July 17, 2017, Condor Hospitality Trust, Inc. (the "Company") announced that the Company, through Condor Hospitality Limited Partnership, the Company's operating partnership (the "Operating Partnership"), had entered into purchase agreements to purchase three hotels for an aggregate purchase price of $59.6 million.  The three hotels (and the purchase price for each hotel) are:  the Fairfield Inn & Suites El Paso Airport, with 124 rooms, located near the airport in El Paso, Texas ($16,100,000); the TownePlace Suites Austin North Tech Ridge, with 122 rooms, located in Austin Texas ($21,750,000); and the Residence Inn Austin Airport, with 120 rooms, located near the airport in Austin, Texas ($21,750,000).  The purchase agreements are attached hereto as exhibits and are incorporated by this reference.  The aggregate purchase price for the hotels will be paid with a combination of cash, new debt, and limited partnership units of the Operating Partnership with an aggregate value of $150,000.  The Company expects that the hotels will continue to be managed by a subsidiary of Aimbridge Hospitality.
The Operating Partnership will conduct due diligence of the hotels, including inspections, environmental surveys and engineering studies.  The due diligence period for each hotel will end on August 16, 2017, but the Operating Partnership may extend the due diligence period for a hotel to August 31, 2017 for purposes of obtaining certain franchise agreements or completion of financial audits with respect to that hotel.  The Operating Partnership may terminate any of the purchase agreements, in its sole discretion, on or prior to the end of the due diligence period.  If the Operating Partnership terminates a purchase agreement on or prior to the end of the due diligence period, the cash deposited in escrow by Operating Partnership for the hotel will be returned to the Operating Partnership.
The Company has deposited $139,750 in escrow toward the purchase price of the Fairfield Inn, $185,250 toward the purchase price of the Residence Inn, and $175,000 toward the purchase price of the TownePlace Suites.  The Operating Partnership will deposit an additional amount in escrow equal to the initial escrow deposit for each hotel at the end of the due diligence period for the hotel.
In addition to the due diligence inspections, the closings of the transactions are subject to customary closing conditions including accuracy of representations and warranties and compliance with covenants and obligations under the purchase agreements.
Item 3.02  Unregistered Sales of Equity Securities.
Item 1.01 is incorporated herein by reference.
In connection with the purchase of the three hotels, as partial consideration for the purchase price of the hotels, Operating Partnership will issue, to the sellers, limited partnership units with an aggregate dollar value of $150,000.
The Operating Partnership limited partnership units will be issued to the sellers of the hotels in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof, as such issuance of securities will not be made in a public offering, neither the Company nor the Operating Partnership engaged in general solicitation or advertising, the units were not offered to the public in connection with this transaction, and the sellers of the hotels are all accredited investors.
Item 9.01  Financial Statements and Exhibits.
(d)  Exhibits.
10.1	Purchase and Sale Agreement Fairfield Inn & Suites El Paso Airport dated as of July 17, 2017 between Operating Partnership and MB Hospitality (EP), LP.

10.2	Purchase and Sale Agreement TownePlace Suites Austin North Tech Ridge dated as of July 17, 2017 between Operating Partnership and MB Hospitality (AUSN), LP

10.3	Purchase and Sale Agreement Residence Inn Austin Airport dated as of July 17, 2017 between Operating Partnership and MB Hospitality (AUSAP), LP

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Condor Hospitality Trust, Inc.

Date: July 17, 2017	By: /s/ Arinn Cavey
Name: Arinn Cavey
Title: Chief Accounting Officer

EXHIBIT INDEX
Exhibit	Description

10.1	Purchase and Sale Agreement Fairfield Inn & Suites El Paso Airport dated as of July 17, 2017 between Operating Partnership and MB Hospitality (EP), LP.

10.2	Purchase and Sale Agreement TownePlace Suites Austin North Tech Ridge dated as of July 17, 2017 between Operating Partnership and MB Hospitality (AUSN), LP

10.3	Purchase and Sale Agreement Residence Inn Austin Airport dated as of July 17, 2017 between Operating Partnership and MB Hospitality (AUSAP), LP